Exhibit 10.15

In 2007, all Directors, other than Kirk C. Doyle and Steven C. Oldham, will be compensated by a fee of $1,250 per month and $1,250 for each Board meeting they attend ($625 if participation is by telephone). Directors also receive $625 for each Committee meeting they attend ($1,250 if the meeting is on a day different than a Directors’ meeting, but $625 if participation is by telephone).  Committee Chairmen also receive a fee of $5,000 annually, with the exception of the Audit Committee Chairman, for whom the annual retainer is $10,000.

The non-employee Directors of the Company are entitled to participate in the SureWest Communications 2000 Equity Incentive Plan (the “2000 Plan”). Pursuant to the 2000 Plan, prior to 2004 options to purchase 1,250 shares of Common Stock were automatically granted to each non-employee Director upon the conclusion of each regular annual meeting of the Company’s shareholders. The Board of Directors in 2004 amended the 2000 Plan by eliminating the automatic option grant. Non-employee Directors are also eligible to receive other grants under the 2000 Plan.  The Company in 2006 provided the continuing Board members with grants of 1,000 vested stock units,  effective on the date of the Annual Meeting of Shareholders. Each vested stock unit  is convertible into one share of Company common stock upon the recipient’s cessation of service as a Director of the Company.